Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2019 and revenue and expenses for the three and six months ended June 30, 2019 and 2018 and cash flows for the six months ended June 30, 2019 and 2018. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the six months ended June 30, 2019 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$236	91
Investments in affiliates, accounted for using the equity method	$649	629
Intangible assets not subject to amortization	$25,674	23,781
Intangible assets subject to amortization, net	$1,656	942
Total assets	$31,162	28,292
Deferred revenue	$1,974	1,932
Long-term debt, including current portion	$8,703	7,858
Deferred tax liabilities	$1,809	1,673
Attributed net assets	$10,842	10,599
Noncontrolling interest	$5,890	5,108

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	amounts in millions
Revenue	$1,977	1,432	3,721	2,807
Cost of services (1)	$(882)	(637)	(1,630)	(1,171)
Other operating expenses (1)	$(74)	(27)	(128)	(58)
Selling, general and administrative expense (1)	$(361)	(224)	(687)	(426)
Operating income (loss)	$413	333	720	729
Interest expense	$(109)	(99)	(211)	(196)
Income tax (expense) benefit	$(75)	(59)	(188)	(140)
Net earnings (loss) attributable to noncontrolling interests	$76	83	107	165
Earnings (loss) attributable to Liberty stockholders	$167	165	228	365
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	amounts in millions
Cost of services	$10	13	19	23
Other operating expenses	13	4	22	8
Selling, general and administrative expense	39	25	76	51
	$62	42	117	82

Braves Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$127	107
Property and equipment, net	$752	1,041
Investments in affiliates, accounted for using the equity method	$103	92
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$44	37
Total assets	$1,549	1,805
Deferred revenue	$95	54
Long-term debt, including current portion	$465	491
Deferred tax liabilities	$70	69
Attributed net assets	$411	446

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	amounts in millions
Revenue	$208	182	230	210
Selling, general and administrative expense (1)	$(24)	(27)	(51)	(46)
Operating income (loss)	$34	35	(15)	(16)
Share of earnings (losses) of affiliates, net	$7	3	9	6
Unrealized gains (losses) on intergroup interest	$(2)	(28)	(28)	(33)
Income tax (expense) benefit	$(5)	(7)	6	(1)
Earnings (loss) attributable to Liberty stockholders	$26	(2)	(45)	(54)
(1)	Includes stock-based compensation of $6 million and $5 million for the three months ended June 30, 2019 and 2018, respectively, and $9 million and $5 million for the six months ended June 30, 2019 and 2018, respectively.

Formula One Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$334	160
Investments in affiliates, accounted for using the equity method	$942	920
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$4,522	4,736
Total assets	$11,298	10,957
Long-term debt, including current portion	$5,256	5,039
Attributed net assets	$5,343	5,550

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	amounts in millions
Revenue	$620	585	866	699
Cost of Formula 1 revenue	$(441)	(414)	(589)	(495)
Selling, general and administrative expense (1)	$(51)	(49)	(97)	(89)
Operating income (loss)	$14	6	(44)	(112)
Interest expense	$(51)	(47)	(101)	(94)
Share of earnings (losses) of affiliates, net	$34	20	16	8
Realized and unrealized gains (losses) on financial instruments, net	$(100)	(4)	(197)	91
Unrealized gains (losses) on intergroup interest	$2	28	28	33
Income tax (expense) benefit	$10	(1)	54	59
Earnings (loss) attributable to Liberty stockholders	$(77)	9	(225)	(8)
(1)	Includes stock-based compensation of $8 million and $6 million for the three months ended June 30, 2019 and 2018, respectively, and $15 million and $12 million for the six months ended June 30, 2019 and 2018, respectively.

BALANCE SHEET INFORMATION

June 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$236	127	334	—	697
Trade and other receivables, net	628	83	138	—	849
Other current assets	239	44	102	—	385
Total current assets	1,103	254	574	—	1,931
Intergroup interest in the Liberty Braves Group (note 1)	—	—	254	(254)	—
Investments in affiliates, accounted for using the equity method (note 1)	649	103	942	—	1,694

Property and equipment, at cost	2,592	857	181	—	3,630
Accumulated depreciation	(1,223)	(105)	(91)	—	(1,419)
	1,369	752	90	—	2,211

Intangible assets not subject to amortization
Goodwill	15,812	180	3,956	—	19,948
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,674	323	3,956	—	29,953
Intangible assets subject to amortization, net	1,656	44	4,522	—	6,222
Other assets	711	73	960	(55)	1,689
Total assets	$31,162	1,549	11,298	(309)	43,700

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$—	(8)	8	—	—
Accounts payable and accrued liabilities	1,220	62	225	—	1,507
Current portion of debt (note 1)	—	13	—	—	13
Deferred revenue	1,974	95	287	—	2,356
Other current liabilities	71	8	18	—	97
Total current liabilities	3,265	170	538	—	3,973
Long-term debt (note 1)	8,703	452	5,256	—	14,411
Deferred income tax liabilities	1,809	70	—	(55)	1,824
Redeemable intergroup interest (note 1)	—	254	—	(254)	—
Other liabilities	653	200	158	—	1,011
Total liabilities	14,430	1,146	5,952	(309)	21,219
Equity / Attributed net assets	10,842	411	5,343	—	16,596
Noncontrolling interests in equity of subsidiaries	5,890	(8)	3	—	5,885
Total liabilities and equity	$31,162	1,549	11,298	(309)	43,700

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$1,977	—	—	1,977
Formula 1 revenue	—	—	620	620
Other revenue	—	208	—	208
Total revenue	1,977	208	620	2,805
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	600	—	—	600
Programming and content	116	—	—	116
Customer service and billing	119	—	—	119
Other	47	—	—	47
Cost of Formula 1 revenue	—	—	441	441
Subscriber acquisition costs	104	—	—	104
Other operating expenses	74	129	—	203
Selling, general and administrative	361	24	51	436
Acquisition and other related costs	7	—	—	7
Depreciation and amortization	136	21	114	271
	1,564	174	606	2,344
Operating income (loss)	413	34	14	461
Other income (expense):
Interest expense	(109)	(7)	(51)	(167)
Share of earnings (losses) of affiliates, net	(7)	7	34	34
Realized and unrealized gains (losses) on financial instruments, net	15	(2)	(100)	(87)
Unrealized gains (losses) on intergroup interest (note 1)	—	(2)	2	—
Other, net	6	1	14	21
	(95)	(3)	(101)	(199)
Earnings (loss) before income taxes	318	31	(87)	262
Income tax (expense) benefit	(75)	(5)	10	(70)
Net earnings (loss)	243	26	(77)	192
Less net earnings (loss) attributable to the noncontrolling interests	76	—	—	76
Net earnings (loss) attributable to Liberty stockholders	$167	26	(77)	116

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$1,432	—	—	1,432
Formula 1 revenue	—	—	585	585
Other revenue	—	182	—	182
Total revenue	1,432	182	585	2,199
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	404	—	—	404
Programming and content	105	—	—	105
Customer service and billing	95	—	—	95
Other	33	—	—	33
Cost of Formula 1 revenue	—	—	414	414
Subscriber acquisition costs	119	—	—	119
Other operating expenses	27	97	—	124
Selling, general and administrative	224	27	49	300
Depreciation and amortization	92	23	116	231
	1,099	147	579	1,825
Operating income (loss)	333	35	6	374
Other income (expense):
Interest expense	(99)	(7)	(47)	(153)
Share of earnings (losses) of affiliates, net	(1)	3	20	22
Realized and unrealized gains (losses) on financial instruments, net	62	—	(4)	58
Unrealized gains (losses) on intergroup interest (note 1)	—	(28)	28	—
Other, net	12	1	8	21
	(26)	(31)	5	(52)
Earnings (loss) before income taxes	307	4	11	322
Income tax (expense) benefit	(59)	(7)	(1)	(67)
Net earnings (loss)	248	(3)	10	255
Less net earnings (loss) attributable to the noncontrolling interests	83	(1)	1	83
Net earnings (loss) attributable to Liberty stockholders	$165	(2)	9	172

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$3,721	—	—	3,721
Formula 1 revenue	—	—	866	866
Other revenue	—	230	—	230
Total revenue	3,721	230	866	4,817
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,092	—	—	1,092
Programming and content	222	—	—	222
Customer service and billing	232	—	—	232
Other	84	—	—	84
Cost of Formula 1 revenue	—	—	589	589
Subscriber acquisition costs	212	—	—	212
Other operating expenses	128	160	—	288
Selling, general and administrative	687	51	97	835
Acquisition and other related costs	83	—	—	83
Depreciation and amortization	261	34	224	519
	3,001	245	910	4,156
Operating income (loss)	720	(15)	(44)	661
Other income (expense):
Interest expense	(211)	(14)	(101)	(326)
Share of earnings (losses) of affiliates, net	(11)	9	16	14
Realized and unrealized gains (losses) on financial instruments, net	16	(4)	(197)	(185)
Unrealized gains (losses) on intergroup interest (note 1)	—	(28)	28	—
Other, net	9	1	19	29
	(197)	(36)	(235)	(468)
Earnings (loss) before income taxes	523	(51)	(279)	193
Income tax (expense) benefit	(188)	6	54	(128)
Net earnings (loss)	335	(45)	(225)	65
Less net earnings (loss) attributable to the noncontrolling interests	107	—	—	107
Net earnings (loss) attributable to Liberty stockholders	$228	(45)	(225)	(42)

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$2,807	—	—	2,807
Formula 1 revenue	—	—	699	699
Other revenue	—	210	—	210
Total revenue	2,807	210	699	3,716
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	714	—	—	714
Programming and content	206	—	—	206
Customer service and billing	189	—	—	189
Other	62	—	—	62
Cost of Formula 1 revenue	—	—	495	495
Subscriber acquisition costs	242	—	—	242
Other operating expenses	58	141	—	199
Selling, general and administrative	426	46	89	561
Depreciation and amortization	181	39	227	447
	2,078	226	811	3,115
Operating income (loss)	729	(16)	(112)	601
Other income (expense):
Interest expense	(196)	(13)	(94)	(303)
Share of earnings (losses) of affiliates, net	—	6	8	14
Realized and unrealized gains (losses) on financial instruments, net	120	—	91	211
Unrealized gains (losses) on intergroup interest (note 1)	—	(33)	33	—
Other, net	17	2	8	27
	(59)	(38)	46	(51)
Earnings (loss) before income taxes	670	(54)	(66)	550
Income tax (expense) benefit	(140)	(1)	59	(82)
Net earnings (loss)	530	(55)	(7)	468
Less net earnings (loss) attributable to the noncontrolling interests	165	(1)	1	165
Net earnings (loss) attributable to Liberty stockholders	$365	(54)	(8)	303

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$335	(45)	(225)	65
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	261	34	224	519
Stock-based compensation	138	9	15	162
Share of (earnings) loss of affiliates, net	11	(9)	(16)	(14)
Unrealized (gains) losses on intergroup interest, net	—	28	(28)	—
Realized and unrealized (gains) losses on financial instruments, net	(16)	4	197	185
Noncash interest expense (benefit)	2	—	1	3
Deferred income tax expense (benefit)	178	—	(63)	115
Intergroup tax allocation	(1)	(6)	7	—
Intergroup tax (payments) receipts	(2)	22	(20)	—
Other charges (credits), net	2	5	(7)	—
Changes in operating assets and liabilities
Current and other assets	(14)	(34)	(35)	(83)
Payables and other liabilities	15	56	149	220
Net cash provided (used) by operating activities	909	64	199	1,172
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(9)	(5)	(6)	(20)
Cash proceeds from sale of investments	373	—	—	373
Cash received from Pandora acquisition	313	—	—	313
Capital expended for property and equipment	(160)	(50)	(11)	(221)
Sales of short term investments and other marketable securities	72	—	—	72
Other investing activities, net	(1)	—	(4)	(5)
Net cash provided (used) by investing activities	588	(55)	(21)	512
Cash flows from financing activities:
Borrowings of debt	2,878	1	—	2,879
Repayments of debt	(2,360)	(24)	(3)	(2,387)
Series C Liberty SiriusXM stock repurchases	(306)	—	—	(306)
Subsidiary shares repurchased by subsidiary	(1,474)	—	—	(1,474)
Cash dividends paid by subsidiary	(36)	—	—	(36)
Taxes paid in lieu of shares issued for stock-based compensation	(50)	—	(7)	(57)
Other financing activities, net	(3)	(7)	6	(4)
Net cash provided (used) by financing activities	(1,351)	(30)	(4)	(1,385)
Net increase (decrease) in cash, cash equivalents and restricted cash	146	(21)	174	299
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$248	169	334	751

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$530	(55)	(7)	468
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	181	39	227	447
Stock-based compensation	82	5	12	99
Share of (earnings) loss of affiliates, net	—	(6)	(8)	(14)
Unrealized (gains) losses on intergroup interest, net	—	33	(33)	—
Realized and unrealized (gains) losses on financial instruments, net	(120)	—	(91)	(211)
Noncash interest expense (benefit)	(8)	2	—	(6)
Deferred income tax expense (benefit)	123	(2)	(49)	72
Intergroup tax allocation	1	3	(4)	—
Other charges (credits), net	—	14	2	16
Changes in operating assets and liabilities
Current and other assets	1	(3)	(97)	(99)
Payables and other liabilities	163	37	296	496
Net cash provided (used) by operating activities	953	67	248	1,268
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(395)	—	(4)	(399)
Cash proceeds from sale of investments	—	—	243	243
Capital expended for property and equipment	(174)	(14)	(3)	(191)
Other investing activities, net	3	36	8	47
Net cash provided (used) by investing activities	(566)	22	244	(300)
Cash flows from financing activities:
Borrowings of debt	1,171	123	289	1,583
Repayments of debt	(1,388)	(180)	(850)	(2,418)
Series C Liberty SiriusXM stock repurchases	(218)	—	—	(218)
Subsidiary shares repurchased by subsidiary	(334)	—	—	(334)
Cash dividends paid by subsidiary	(29)	—	—	(29)
Taxes paid in lieu of shares issued for stock-based compensation	(79)	—	(2)	(81)
Other financing activities, net	50	—	(4)	46
Net cash provided (used) by financing activities	(827)	(57)	(567)	(1,451)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(440)	32	(76)	(484)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$185	172	206	563

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“SIRIUS XM Holdings”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, SIRIUS XM Holdings, corporate cash, Liberty’s 2.125% Exchangeable Senior Debentures due 2048 and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of June 30, 2019, the Liberty SiriusXM Group has cash and cash equivalents of approximately $236 million, which includes $215 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. As of June 30, 2019, the Braves Group has cash and cash equivalents of approximately $127 million, which includes $41 million of subsidiary cash.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Live Nation Entertainment, Inc. (“Live Nation”), a minority equity investment in AT&T Inc., cash, an intergroup interest in the Braves Group, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.25% Exchangeable Senior Debentures due 2046 and Liberty’s 1% Cash Convertible Notes due 2023. As of June 30, 2019, the Formula One Group has cash and cash equivalents of approximately $334 million, which includes $276 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest held by the Formula One Group is 9,084,940, representing an approximate 15.1% intergroup interest in the Braves Group as of June 30, 2019. The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Formula One Group has an attributed value in the Braves Group which is generally stated in terms of a number of shares of stock issuable to the Formula One Group with respect to its interest in the Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group to the Formula One Group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 7 and 9, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at June 30, 2019 and December 31, 2018 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.